QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.8

CompuCredit Corporation
245 Perimeter Center Parkway
Suite 600
Atlanta, Georgia 30346

May 30, 2004

Krishinakumar Srinivasan
C/O CompuCredit Corporation
245 Perimeter Center Parkway
Atlanta, Georgia 30346

Dear K.K.:

        This letter constitutes our offer to you of employment as Executive Vice President and Chief Credit Officer of CompuCredit Corporation. As compensation, CompuCredit offers you the following three components:

        (1)    Salary and Benefits.    CompuCredit offers you an annual salary of Four Hundred Thousand Dollars (the "Salary"), plus benefits comparable to those provided to other CompuCredit officers of comparable level. The Salary shall be payable in substantially equal semi-monthly installments or in such other installments or at such other intervals as may be the policy of CompuCredit from time to time. The Salary shall be subject to such deductions and withholdings as are required by law or the policies of CompuCredit in effect from time to time.

        In the event that your employment with CompuCredit is terminated prior to July 1, 2007, by (a) CompuCredit other than for "cause," or (b) you for "good reason," you will continue to be entitled to receive your salary until July 1, 2007. For these purposes, "cause" means the reasonable, good faith determination by CompuCredit that:

          (a)   (i) you committed an act constituting fraud, deceit or intentional material misrepresentation with respect to CompuCredit or any client, customer or supplier of CompuCredit; (ii) you embezzled funds or assets from CompuCredit or any client, customer or supplier of CompuCredit; (iii) you engaged in willful misconduct or gross negligence in the performance of your duties to CompuCredit; (iv) you failed to comply in a material way with any of your non-competition and confidentiality obligations to CompuCredit;

          (b)   You breached or defaulted in the performance of any other material obligation of yours to CompuCredit and have not cured such breach or default to CompuCredit's reasonable satisfaction within thirty days after receiving notice thereof; or

          (c)   Your conduct is materially detrimental to the reputation of CompuCredit and you have not cured (if such conduct is curable in CompuCredit's reasonable opinion) such conduct to CompuCredit's reasonable satisfaction within ten days after receiving notice thereof.

        For these purposes, "good reason" means:

          (a)   Your status or role within CompuCredit is demoted in any of the following ways:

    (i)
    You no longer maintain the title of Executive Vice President of CompuCredit;

    (ii)
    You retain the title of Executive Vice President but you are not held out by CompuCredit either internally and/or externally as the principal or chief risk / credit officer of CompuCredit responsible for the profitability of the credit card business of CompuCredit;

    (iii)
    A material diminution in the scope and nature of your duties and responsibilities other than as a result of cause;

    (iv)
    You no longer report directly to either the president or the chief executive officer of CompuCredit; or

    (v)
    There is a material reduction of your benefits (taken as a whole) relative to the other CompuCredit officers of comparable level;

          (b)   CompuCredit's requirement without your consent that you be based anywhere other than the Atlanta, Georgia metropolitan area. CompuCredit shall be deemed to have required you to be based somewhere other than the Atlanta, Georgia metropolitan area if you are required to spend more than 40% of your time on a regular basis at a business location not within the Atlanta, Georgia metropolitan area; or

          (c)   the failure of a successor of CompuCredit to assume in writing its obligations to you under this offer letter contemporaneously to becoming a successor of CompuCredit.

        (2)    Bonus.    CompuCredit offers you an annual bonus (the "Bonus") if the sector of CompuCredit under your leadership meets the annual performance goals to be set by CompuCredit for such sector (the "Performance Goals"). Each annual Bonus shall be paid in restricted stock awarded pursuant to CompuCredit's 2004 Restricted Stock Plan (or a successor plan). Each annual Bonus shall be paid as of January 31st of the year following the year for which the applicable Performance Goals were met.

        Each annual Bonus shall vest as follows:

          (a)   One-third of the restricted stock granted to you as an annual Bonus shall vest on the one year anniversary of the date on which such Bonus is paid, provided that your employment with CompuCredit has not terminated prior to such date. One-third of the restricted stock granted to you as an annual Bonus shall vest on the two year anniversary of the date on which such Bonus is paid, provided that your employment with CompuCredit has not terminated prior to such date. The remaining one-third of the restricted stock granted to you as an annual Bonus shall vest on the three-year anniversary of the date on which such Bonus is paid, provided that your employment with CompuCredit has not terminated prior to such date.

          (b)   In the event that your employment with CompuCredit is terminated by CompuCredit other than for cause, all of the restricted stock that has been awarded to you as annual Bonuses shall vest immediately.

          (c)   Notwithstanding the foregoing, in the event that annual compensation payments to you (including the Salary and Bonus described in this letter) by CompuCredit will exceed the limitation found in Section 162(m) of the Internal Revenue Code (the "162(m) Limitation"), CompuCredit shall have the right to accelerate or delay the vesting of some or all of the shares of restricted stock that have been awarded to you as annual Bonuses. The determination of whether such payments will exceed the 162(m) Limitation shall be made jointly by you and CompuCredit, both acting reasonably and in consultation with tax experts. Based on such determinations, as made from time to time, CompuCredit shall have the right to accelerate or delay the vesting of such shares of restricted stock as necessary to avoid exceeding the 162(m) Limitation. It is contemplated that such adjustments may involve deferring the vesting of shares of restricted stock multiple times over multiple periods. If either you or the annual Bonus are not subject to the 162(m) Limitation, this clause shall not apply.

        The number of shares of restricted stock awarded under the Bonus shall be the nearest number of whole shares of CompuCredit's common stock equal to the value of the Bonus, with the value of the shares of restricted stock based upon the volume weighted trading price of CompuCredit's common stock during the month of January. The value of the Bonus shall be as follows:

  (i)
  $600,000, if the Performance Goals are attained;

  (ii)
  $800,000, if the Performance Goals are exceeded by 10%;

  (iii)
  $1,000,000, if the Performance Goals are exceeded by 15% or more;

  (iv)
  $400,000 if the Performance Goals are not attained by 10% or less; or

  (v)
  $200,000 if the Performance Goals are not attained by 15% or less.

        No Bonus shall be paid if the Performance Goals are not attained by more than 15%. In the event that CompuCredit's common stock is not publicly traded at the time you are to receive it, at our option we may fulfill our obligation to you in cash.

        (3)    Percentage of Indian Profits.    CompuCredit offers you a participation in Creditinfo Support Service India Private Limited ("Creditinfo") calculated as follows. As soon as practicable after the commencement of your employment pursuant to the terms of this offer letter, you shall be entitled to purchase 5% of the then outstanding common shares of Creditinfo for their fair market value. You shall have no further right to receive or purchase common shares or other securities of Creditinfo. The common shares shall be restricted shares and shall vest in three equal annual installments commencing on July 1, 2005, provided that your employment with CompuCredit has not terminated prior to the relevant vesting date. Until the common shares vest, they shall be held for your benefit by CompuCredit, although you shall be entitled to vote the common shares and receive dividends with respect thereto, if any, during such time period. Notwithstanding the foregoing, all of the common shares that have been awarded to you shall vest immediately in the event that your employment with CompuCredit is terminated by CompuCredit other than for cause. Both before and after the common shares vest, they shall be subject to the limitations set forth below.

        You shall not be entitled to transfer the common shares other than (i) with the consent of CompuCredit, (ii) pursuant to a will or the laws of descent and distribution provided that the recipients thereof as a prerequisite to receiving the shares agree to be bound by the terms hereof, or (iii) in a public market transaction in the event that the common shares become publicly traded. In the event that CompuCredit sells any of its common shares, it shall be entitled to require you to sell all or a portion of your common shares the same proportion, on proportionate terms. In the event that CompuCredit sells 50% or more of its common shares in a single transaction or series of related transactions, it shall use all reasonable efforts to provide you with the opportunity to sell the same proportion of your common shares on proportionate terms. At CompuCredit's request, you shall execute any reasonable shareholders', underwriting, lock-up or similar agreement in connection with any sale, financing or other transaction where such agreement is customary.

        In the event that your employment with CompuCredit is terminated by (a) CompuCredit for cause, or (b) you other than for good reason, CompuCredit thereafter shall have the right, but not the obligation, to repurchase your common shares at a price equal to the fair market value thereof. For these purposes, the fair market value shall equal the amount agreed to by you and CompuCredit or, in the event that no agreement can be reached, the appraised value of the common shares in the hands of a buyer located in the United States as determined by an independent appraiser selected by CompuCredit.

        You have agreed with us that should we determine that it is more advantageous from a tax or accounting perspective to modify the structure of our offer, you have agreed to modify the structure as we may deem appropriate so long as the modifications do not materially and adversely impact the economic benefits to you of our offer.

        Any dispute as to accounting or other issues under the terms of this offer letter shall be resolved by an independent accounting firm selected by our audit committee.

Sincerely yours,
COMPUCREDIT CORPORATION
By:
Title:

QuickLinks

  Exhibit 10.8